Exhibit 10.6

LSP Generation IV, LLC

One Tower Center Boulevard

21st Floor

East Brunswick, NJ 08816

October 15, 2021

Grid Solution II LLC

1980 Post Oak Blvd Suite 2000

Houston, TX 77056

Attention: Kidae Park

This letter agreement (this “Letter Agreement”) is entered into in connection with the investment by Grid Solution II LLC, a Delaware limited liability company (the “Investor”), in Rev Renewables, LLC, a Delaware limited liability company (the “Company”).

From and after the consummation of a Public Offering of the Company or its corporate successor or any subsidiary which will become the parent entity of the Company following the consummation of the Public Offering (such entity, the “Public Company”) and for so long as the Investor holds, directly or indirectly, at least six percent (6%) of the issued and outstanding equity securities of the Public Company, on a fully diluted basis:

(i) At least once per fiscal quarter of the Public Company, and from time to time upon the reasonable request of the Investor, LSP Generation IV, LLC (“LS Power”) will, and will use its commercially reasonable efforts to cause the Public Company to, make its chief executive officer and its chief financial officer, Paul Segal or Darpan Kapadia available to meet with the Investor to discuss matters related to the business and operations of the Public Company and its subsidiaries, which meeting may occur telephonically, via videoconference, or, subject to applicable health and safety protocols, in person at the offices of the Public Company, or such other location as may be mutually agreed by the Investor and such individuals.

(ii) The Investor will be entitled to propose a candidate (the “Investor Candidate”) to serve on the Board of Directors of the Public Company (the “PubCo Board”), which proposal will be made to the nominating committee of the PubCo Board (or applicable committee of the PubCo Board holding the authority to nominate members of the PubCo Board, the “Nominating Committee”). If the Investor Candidate is recommended by the Nominating Committee for election or appointment to the PubCo Board and is duly elected or appointed to the PubCo Board, then the Investor will not be entitled to propose a replacement Investor Candidate until the then-serving Investor Candidate ceases to be a member of the PubCo Board for any reason whatsoever. If the Investor Candidate is either (A) not recommended by the Nominating Committee to be elected or appointed to the PubCo Board or (B) recommended by the Nominating Committee to be elected or appointed to the PubCo Board but is not subsequently elected or appointed to the PubCo

Board, then the Investor shall be entitled to propose successive Investor Candidates until such time as one such Investor Candidate is recommended by the Nominating Committee for election or appointment to the PubCo Board and is duly appointed or elected to the PubCo Board. Subject to the Investor’s execution of a non-disclosure agreement acceptable to LS Power and the Public Company (the “PubCo NDA”), the Investor Candidate shall be permitted to disclose to the Investor information about the Public Company and its subsidiaries that he or she receives as a result of being a member of a PubCo Board.

(iii) LS Power will provide, or will use commercially reasonable efforts to cause the Public Company to provide, to the Investor:

a. as soon as available but within 120 days after the end of the 2021 fiscal year of the Public Company (the “Fiscal Year”), and within 90 days after the end of each subsequent Fiscal Year, the audited, consolidated balance sheet of the Public Company and its subsidiaries as of the end of such Fiscal Year and the related audited statements of operations, cash flows and changes in equity (and any notes thereto) for such Fiscal Year;

b. as soon as available but within 60 days after the end of each of the first two fiscal quarters of the 2022 Fiscal Year and within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year commencing with the third fiscal quarter of 2022, an unaudited, consolidated balance sheet of the Public Company and its subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of operations, cash flows and changes in equity for such fiscal quarter; and

c. as soon as available but within five Business Days after the date of its adoption by the Board, the consolidated annual budget for the Public Company.

provided, (i) neither LS Power nor the Public Company will be required to provide any of the information referenced in the foregoing clauses (a) through (c) which the Public Company has made or is required to make publicly available on its website, through the U.S. Securities and Exchange Commission’s EDGAR system, in publicly available filings with the national securities exchange on which the equity securities of the Public Company are traded, or which the Public Company has otherwise provided to the Investor Candidate serving on the PubCo Board and (ii) all such information to the extent not publicly available, shall be subject to the PubCo NDA.

For the purposes of this Letter Agreement, “Public Offering” means (a) any underwritten initial public offering of the equity securities of the Company or the Public Company pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, or other similar direct or indirect transaction pursuant to which the equity securities of the Company or the Public Company become publicly traded on the Nasdaq Stock Market or the New York Stock Exchange or (b) a SPAC Transaction; provided that none of the following shall be considered a Public Offering: (i) any issuance of the equity securities of the Company as consideration for a merger or acquisition (other than a SPAC Transaction), or (ii) any issuance of the equity securities of the Company or rights to acquire equity securities of the Company to employees, managers, directors, consultants or other service providers of the Company or its subsidiaries as part of an incentive or compensation plan, agreement or arrangement.

For the purposes of this Letter Agreement, “SPAC Transaction” means any transaction or series of related transactions (whether by merger, consolidation, reorganization, business combination or otherwise) among the Company or any subsidiary of the Company, a “blank check” entity using proceeds raised pursuant to an initial public offering or other special purpose acquisition company (a “SPAC”) and one or more other parties (if any) pursuant to which the business of the Company becomes part of an entity which is listed on the Nasdaq Stock Market or the New York Stock Exchange, whether pursuant to the SPAC acquiring the Company or any subsidiary of the Company, the Company or any subsidiary of the Company acquiring the SPAC, or a third entity acquiring both the SPAC and the Company or any subsidiary of the Company or otherwise.

For the purposes of this Letter Agreement, “Business Day” means any day other than a Saturday, Sunday, and a day on which commercial banks in New York City, New York, are authorized to close by law.

If either party commits or is alleged to have committed a breach of this Letter Agreement or its obligations hereunder (the “Breaching Party”) that remains uncured 30 days after the other party has provided the Breaching Party written notice of such breach (a “Dispute Notice”), the other party shall have the right to exercise remedies pursuant to the terms hereof. Each party acknowledges that the remedies at law for a breach or threatened breach of this Letter Agreement may be inadequate and, in recognition of this fact, each party, without posting any bond, will be to, following the expiration of the Resolution Period (as defined below), seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available. Each party further (a) waives any defense that a remedy at law would be adequate in any action or legal proceeding for an injunction, specific performance and other equitable relief hereunder and (b) agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief, on the terms and subject to the conditions and limitations set forth herein, on the basis that the other party has an adequate remedy at law or equity or an award of specific performance is not an appropriate remedy for any reason at law or in equity. In cases where specific performance is not available as a remedy, a party may seek an award of any direct damages resulting from the other party’s breach of its obligations under this Letter Agreement. In no event shall either party be liable or responsible to the other party or any other person for any indirect, consequential, special, punitive damages, or damages based on lost profits or lost opportunities resulting from a breach of its obligations under this Letter Agreement, whether arising under the theory of contract, tort (including negligence), strict liability or otherwise.

Any dispute, claim, controversy or difference (each a “Dispute”) arising out of or in relation to this Letter Agreement shall be exclusively resolved amicably between the parties in accordance with the procedures set forth herein.

If any Dispute remains uncured as the expiration of the 30 day cure period following the delivery of a Dispute Notice, within 30 days following the date of expiration of the cure period, a senior executive or representative of each party with authority to settle the Dispute shall meet with the others to seek to resolve the Dispute in good faith. If within 30 calendar days after the expiration of the cure period, or such longer period agreed in writing between the parties (the “Resolution Period”), the Dispute has not been resolved, the parties shall endeavor to mediate the Dispute within three months with a mediator mutually acceptable to the parties; provided, if at the expiration of such three month period the Dispute has not been resolved, then the Dispute shall be referred to arbitration by any party pursuant to following paragraph.

Any controversy or claim arising out of or relating to this Letter Agreement, or the breach thereof, not resolved pursuant to the procedures listed above, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. The language of such arbitration shall be English. The place of such arbitration shall be New York City, New York. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Disputes shall be heard by a single arbitrator, who shall be a former chancellor or vice chancellor of the Delaware Court of Chancery. Within 30 days after the commencement of arbitration, the parties shall select one person to act as arbitrator. If the parties are unable or fail to agree on an arbitrator, the arbitrator shall be selected by the American Arbitration Association, who must meet the qualifications in this provision. If there is no former chancellor or vice chancellor of the Delaware Court of Chancery available to be selected as the arbitrator, each party shall select one arbitrator whose qualifications are not restricted by this provision, with the third arbitrator to be jointly selected by the two co-arbitrators within 30 days after the selection of the second arbitrator. If the two co-arbitrators do not nominate the third arbitrator within such 30-day period, then the third arbitrator shall be appointed by the American Arbitration Association.

Each party agrees that it may bring any action between the parties for specific performance and/or other injunctive relief pursuant to this Letter Agreement in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and, solely with respect to any such action (i) irrevocably submits to the non-exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party.

Each party hereto hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Letter Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Letter Agreement, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each party hereto hereby agrees and consents that any such claim, demand, action or cause of action will be decided by court trial without a jury, and that the parties hereto may file a copy of this Letter Agreement with any court as written evidence of the consent of such parties to the waiver of their right to trial by jury.

The Investor may, contemporaneously with the assignment of its rights under that certain Equity Purchase Agreement, dated as of the date hereof, by and between the Company and the Investor, assign its rights and obligations under this Letter Agreement to any of its subsidiaries without the prior written consent of LS Power, the Company or the Public Company so long as the Investor has provided the Company or the Public Company, as applicable, at least 10 days’ prior written notice of the effective date of such assignment. In the event that the Investor assigns it rights under this Letter Agreement to such subsidiary, such subsidiary shall execute a counterpart to this Letter Agreement.

Please acknowledge your receipt of this Letter Agreement, and your agreement to the terms hereof, by executing this Letter Agreement as provided below.

[Signature Page Follows]

Sincerely,

LSP GENERATION IV, LLC

By:	/s/ Darpan Kapadia

Name:	Darpan Kapadia
Title:	Executive Vice President

Acknowledged and Agreed:

GRID SOLUTION II LLC

BY: RNES HOLDINGS, LLC
Its Managing Member

By:	/s/ Kyungyeol Song

Name:	Kyungyeol Song
Title:	Manager

[Signature Page to Letter Agreement]